Exhibit 3.3

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

HUMBL, Inc.

[Series B Amendment]

HUMBL, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the corporation is HUMBL, Inc. The date of the filing of its original Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware was November 18, 2020.

2. This Certificate of Amendment to Certificate of Incorporation (this “Certificate of Amendment”) (i) reduces the authorized shares of Series B Preferred Stock of the Corporation (the “Series B Preferred Stock”); and (ii) amends and restates the text of Section 4(a) of the Certificate of Incorporation of the Corporation (the “Certificate”) to add certain provisions to the designation of the Series B Preferred Stock.

3. The number “900,000” in Section (B)(1) of Article FOURTH of the Certificate is hereby amended to read “570,000”.

4. Subsection (5)(a) of the first Subsection “B” of Article FOURTH of the Certificate is hereby amended and restated in its entirety to provide as follows:

(a) Right to Convert.

(i)	Subject to the terms and conditions herein, each share of Series B Preferred Stock shall be convertible at the option of the holder thereof (each, a “Series B Holder”) at any time after December 3, 2021 at the office of the Corporation or any transfer agent for such stock into ten thousand (10,000) fully paid and nonassessable shares of Common Stock subject to adjustment for any stock split or distribution of securities or subdivision of the outstanding shares of Common Stock.

(ii)	Notwithstanding the provisions of Section 5(a)(i) above, the conversion of Series B Preferred Stock shall be subject to the following limitations each Series B Holder, agrees as follows with respect to the shares of Series B Preferred Stock that such Series B Holder beneficially owns or controls the disposition as of December 3, 2021 (as to each Series B Holder, the “Applicable Series B Shares”):

1.	For each of the calendar months of December 2021 and January 2022, a Series B Holder who owns more than 750 shares of Series B Preferred Stock shall not have the right, whether by election, operation of law, or otherwise, to convert into Common Stock shares of Series B Preferred Stock constituting more than five percent (5%) (rounded down to the nearest whole share) of the total number of shares of Series B Preferred Stock then held by such Series B Holder (as to each Series B Holder, the “Applicable Series B Shares”). By way of example and not limitation, if the Applicable Series B Shares for a Series B Holder was 1,000 Applicable Series B Shares, such Series B Holder would be entitled to convert 50 shares of Series B Preferred Stock into shares of Common Stock in December 2021, and to convert 50 shares of Series B Preferred Stock into shares of Common Stock in January 2022.

2.	For each of the calendar months from February 2022 to May 2023, a Series B Holder who owns more than 750 shares of Series B Preferred Stock shall not have the right, whether by election, operation of law, or otherwise, to convert into Common Stock shares of Series B Preferred Stock constituting more than three percent (3%) (rounded down to the nearest whole share) of the total number of such Series B Holder’s Applicable Series B Shares. By way of example and not limitation, if the Applicable Series B Shares for such Series B Holder was 1,000 Applicable Series B Shares, such Series B Holder would be entitled to convert 30 shares of Series B Preferred Stock into shares of Common Stock in each calendar month from February 2022 to May 2023.

(iii)	Each Series B Holder acknowledges and agrees that the Company shall not be required to effect or recognize any conversion of any shares of Series B Preferred Stock which would be in violation of the terms and conditions herein.

5. The remaining provisions of the Certificate of Incorporation not affected by the aforementioned amendments shall remain in full force and shall not be affected by this Certificate of Amendment.

6. This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation on October 27, 2021 and by the holders of the Series B Preferred Stock on October 28, 2021 in accordance with the applicable provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 29th day of October, 2021.

HUMBL, Inc.

By:
Name:	Brian Foote
Title:	Chief Executive Officer